                                                                   EXHIBIT 99(g)

           [LETTERHEAD OF NICHOLSON-DOUGLAS REALTY CONSULTANTS,INC.]

--------------------------------------------------------------------------------

December 31, 1996


PS PARTNERS VI
and PUBLIC STORAGE, INC.
Glendale, California


Subject:       PS Partners VI:  A Thirty-Four Property Portfolio
               (32 Self-Storage Properties & 2 Business Park Properties)

Self-Storage Properties
-----------------------
Project #24601      Saint Louis, Missouri
Project #24602      Saint Louis, Missouri
Project #24604      Fort Worth, Texas
Project #24605      Richland Hills, Texas
Project #24607      Sacramento, California
Project #24608      West Valley, Utah
Project #24609      Los Angeles, California
Project #24611      Capitol Heights, Maryland
Project #24613      Freemont, California
Project #24614      Pontiac, Michigan
Project #24615      Laurel, Maryland
Project #24616      Kansas, City, Kansas
Project #24617      Highland, Alabama
Project #24618      Riverchase, Alabama
Project #24619      Eastwood, Alabama
Project #24620      Forestdale, Alabama
Project #24621      Centerpoint, Alabama
Project #24622      Roebuck Plaza, Alabama
Project #24623      Greensprings, Alabama
Project #24624      Hoover, Alabama
Project #24625      Midfield, Alabama
Project #24626      Huntsville, Alabama
Project #24627      Hunstville, Alabama
Project #24628      Anniston, Alabama
Project #24629      Houston, Texas
Project #24630      Houston, Texas
Project #24631      Houston, Texas
Project #24632      Houston, Texas
Project #24633      Houston, Texas
Project #24634      Houston, Texas
Project #24635      Houston, Texas
Project #24636      Jonesboro, Georgia

Business Park Properties
------------------------
Project #24603      Tempe, Arizona
Project #24612      Signal Hill, California

                                                                  PS Partners VI
                                                                          Page 2
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We have completed a limited appraisal of the real estate identified above and submit our findings in this Restricted Appraisal Report. We understand that our valuation opinion will be utilized in conjunction with the proposed merger of PS Partners VI into Public Storage, Inc. and may be included or referred to in solicitation materials filed with the Securities and Exchange Commission and distributed to shareholders of PS Partners VI and Public Storage, Inc.

This report is a Restricted Appraisal Report which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussions of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The depth of discussion contained in this report is specific to the needs of the client and for the intended use stated above. The appraiser is not responsible for unauthorized use of this report.

Furthermore, as agreed, this report is the result of a limited appraisal process in that certain allowable departures from specific guidelines of the Uniform Standards of Appraisal Practice were invoked. Our appraisal is limited in that the properties that were the subject of this appraisal were not personally inspected, we conducted some investigative market due diligence, and have relied primarily on the Income Capitalization Approach to value; the results were then compared to the indicated value by the Sales Comparison Approach which used a Regression Analysis of sales of self-storage facilities located throughout the nation. Given the income-producing nature of the subject properties, the Income Capitalization Approach is considered the most applicable approach to value.

For the Self-Storage Properties, the general analytical process that was undertaken included a review of each property's unit mix, rental rates and historical financial statements. Following these reviews, a stabilized level of operating performance was projected for each property. The value estimate by the Income Capitalization Approach was then made using Direct Capitalization and/or a Discounted Cash Flow Analysis. As additional support for the indicated value for the self-storage properties, we prepared a Regression Analysis on sales of self-storage properties that have occurred over the last several years. Based upon a correlation of these methodologies, we arrived at an opinion of value for the portfolio of properties. Lastly, as a reasonableness check, the resultant property and portfolio level capitalization rates were compared to reported capitalization rates of recent and pending transactions of self-storage property portfolios, some of which involved Public Storage, Inc. as a party to the transaction.

                                                                  PS Partners VI
                                                                          Page 3
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For the Business Park Properties, the general analytical process that was undertaken included a review of each property's rent roll and historical financial statements. Following these reviews, a stabilized level of operating performance was projected for each property. The value estimate was then made using the Direct Capitalization Approach. Considering the high occupancy rates, the stable operating levels and the relative short-term leases at rates reasonably reflective of market rents, the Direct Capitalization technique provides a reliable method of estimating market value. Additionally, based on our review of the leases in-place, no significant adjustments to the indicated values were necessary for income stabilization factors.

Historical operating statements, unit mix, net rentable area, rental rates, rent rolls, lease summaries and other property-specific data for the properties appraised were furnished by Public Storage, Inc. These financial operating statements and other information have been accepted as correctly representing operations and conditions of the subject properties.

The properties that were the subject of this limited appraisal were not personally inspected.

Assets included within the scope of our valuation include land, land improvements, building improvements, and all fixed service equipment. Assets excluded are furniture, fixtures, machinery or equipment, personal property, supplies, materials on hand, inventories, company records, and any current or intangible assets that may exist.

We have made no investigations of, nor assume any responsibility for the existence or impact of any hazardous substance, which may or may not be present on the properties, in the development of our limited appraisal opinion.

                                                                  PS Partners VI
                                                                          Page 4
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Market value is defined as:

     "the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

     1.   Buyer and seller are typically motivated;

     2. Both parties are well informed or well advised and acting in what they consider their own best interests;

     3.   A reasonable time is allowed for exposure in the open market;

     4. Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

     5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale."


Fee Simple Interest (Estate) is defined as:

     "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

(Note that the interest appraised for the business park properties is as encumbered by the leases that are in place at each of the properties).

As used herein, NDRC's Aggregate Market Value opinion is defined as our opinion that the aggregated market value estimate is likely to fall within a +10% range of the total aggregate market value estimate if a complete, independent appraisal were performed on the same properties.

                                                                  PS Partners VI
                                                                          Page 5
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Based on the limited investigations and analyses as described in this Restricted
Appraisal Report, it is our opinion, as of December 31, 1996, that the Aggregate Market Value, or most probable selling price, of the fee simple interest in the PS Partners VI 34-property portfolio, is represented in the amount of:

               EIGHTY-SIX MILLION NINE-HUNDRED THOUSAND DOLLARS
                                 ($86,900,000)


Our compensation was not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, the occurrence of a subsequent event, or the approval of a loan.

Attached to this letter report please find the following exhibits:

     Exhibit   A - Assumptions and Limiting Conditions
               B - Appraisal Certification
               C - Qualifications of Appraisers

               General Service Conditions

The undersigned certifies that they have the professional qualifications and competency necessary to complete this appraisal assignment in an appropriate manner.

No investigation was made of the title to, or any liabilities against the property appraised.


Respectfully submitted,
Nicholson-Douglas Realty Consultants, Inc.



Lawrence R. Nicholson, MAI                          Duncan O. Douglas



Professional Assistance By:
  Ann M. Donohoo


attachments

97002
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                                                                  PS Partners VI
                                                                          Page 6
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                                   EXHIBIT A
                      ASSUMPTIONS AND LIMITING CONDITIONS


As agreed upon with the client prior to the preparation of this appraisal, this is a Limited Appraisal; it invokes the Departure Provision of the Uniform Standards of Professional Appraisal Practice. The intended user of this report is warned that the reliability of the value conclusion provided may be impacted to the degree there is a departure from specific guidelines of USPAP. Given that the Departure Provision has been invoked, it is our opinion that we have performed actions necessary to develop an opinion as to the market value of the portfolio.

This is a Restricted Report which is intended to comply with the reporting requirements set forth under Standard Rule 2-2(c) of the Uniform Standards of Professional Appraisal Practice for a Restricted Appraisal Report. As such, it does not include discussion of the data, reasoning, and analyses that were used in the appraisal process to develop the appraiser's opinion of value. Supporting documentation concerning the data, reasoning, and analyses is retained in the appraiser's file. The information contained in this report is specific to the needs of the client and for the intended use stated in this report. The appraiser is not responsible for unauthorized use of the report.

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised.
The appraisal presumes, unless otherwise noted, that the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, coal, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remediation cost.

                                                                  PS Partners VI
                                                                          Page 7
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Assumptions and Limiting Conditions, page 2

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. Unless otherwise noted, this date represents the last date of our physical inspection of the property. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance therefor.

One or more of the signatories of this appraisal report is a member or candidate of the Appraisal Institute. The Bylaws and Regulations of the Institute require each member and candidate to control the use and distribution of each appraisal report signed by them.

Except as specifically presented in the letter of transmittal, possession of this report or any copy thereof does not carry with it the right of publication and no portion of this report (especially any conclusion of value, the identity of the appraiser or the firm with which he/she is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of Nicholson-Douglas Realty Consultants, Inc.

                                                                  PS Partners VI
                                                                          Page 8
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                                   EXHIBIT B
                            Appraisal Certification

We certify that, to the best of my knowledge and belief:

       .  the statements of fact contained in this report are true and accurate.

       . the reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, unbiased professional analyses, opinions, and conclusions.

       . we have no present or prospective interest in the properties that are the subject of this report, and we have no personal interest or bias with respect to the parties involved.

       . our compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

       . this appraisal assignment was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

       . our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute and in conformance with the Uniform Standards of Professional Appraisal Practice.

       . we certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized individuals.

       . we have not inspected the properties that are the subject of this report.

       . unless noted in this report, no one else has provided significant professional assistance to the persons signing this report.

       . I, Lawrence R. Nicholson, MAI, certify that as of the date of this report, I have competed the requirements under the continuing education program of the Appraisal Institute.



Lawrence R. Nicholson, MAI                  Duncan O. Douglas

                                                                  PS Partners VI
                                                                          Page 9
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                                   EXHIBIT C

                           APPRAISER QUALIFICATIONS

                                                                  PS Partners VI
                                                                         Page 10
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                           LAWRENCE R. NICHOLSON, MAI
                   NICHOLSON-DOUGLAS REALTY CONSULTANTS, INC.
                                   PRINCIPAL


EXPERIENCE     Principal of Nicholson-Douglas Realty Consultants, Inc., a
               Milwaukee-based real estate appraisal and consulting firm dedicated to providing reliable and well documented valuations, feasibility and market studies, and other real estate consulting services in a personal and timely manner.

               Prior to forming Nicholson-Douglas Realty Consultants, Mr. Nicholson was National Managing Director of the Real Estate Advisory Group (REAG) of American Appraisal Associates. As an operating unit of the world's largest independent valuation consulting firm, REAG specialized in providing appraisal, consulting, and market research services nationwide.

               Mr. Nicholson has extensive experience with a variety of property types including office buildings, regional malls, shopping centers, apartment complexes, hotels, self storage facilities, business/industrial parks, developmental land, restaurants, and light and heavy industrial facilities. He has developed a national reputation for innovative market research and valuation techniques.

               Local, regional and national clientele includes financial institutions, law firms, insurance companies, pension funds and pension fund managers, corporations, and governmental agencies, among others.

ACADEMIC       University of Wisconsin - Madison
BACKGROUND          Master of Science - Real Estate Appraisal and Investment
                     Analysis
                    Bachelor of Business
                    Administration -   Finance & Real Estate

               Northwestern University
                    Management coursework

               Appraisal Institute
                    Numerous real estate appraisal courses

COURT
EXPERIENCE     Mr. Nicholson has provided expert testimony concerning the market value of real estate and partnership interests. He has given depositions, provided expert testimony and litigation support on the value of hotels, office buildings, regional malls, shopping centers, developmental land and industrial facilities.

                                                                  PS Partners VI
                                                                         Page 11
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LAWRENCE R. NICHOLSON, MAI
PROFESSIONAL QUALIFICATIONS, CONTINUED

PROFESSIONAL
AFFILIATIONS        Appraisal Institute
                         MAI Designation (#8077)
                         Board of Directors, Badger Chapter (former)
                         Chairperson - Public Relations Committee (former) Ethics Administration Division - Assistant Regional
                          Member
                         Nonresidential Appraisal Reports Grader (former)

                    The Appraisal Foundation
                         Appraisal Standards Board - Technical Issues Task
                          Force

                    State Certifications
                         Wisconsin Certified General Appraiser (#116)
                         Illinois Certified General Appraiser (#153-000752) Minnesota Certified Federal General Appraiser
                          (#4000643)


                    National Council of Real Estate Investment Fiduciaries
                     (NCREIF)
                         Valuation Committee

                    University of Wisconsin Real Estate Alumni Association


PUBLICATIONS, BOOKS
AND SPEECHES        Mr. Nicholson has authored articles and has been quoted as an expert in numerous real estate industry publications including The Appraisal Journal, Pension World, National
                    Real Estate Investor, The Real Estate Finance Journal, Urban
                    Land, Pensions & Investments, Commercial Investment Real
                    Estate Journal, Commercial Property News, Real Estate Forum,
                    Midwest Real Estate News, Crain's Chicago Business, and The
                    Institutional Real Estate Letter. Mr. Nicholson has also co-authored a chapter regarding real estate valuation issues is the book The Annual Review of Investment Banking.
                    Additionally, Mr. Nicholson has given speeches regarding current real estate valuation issues.

                                                                  PS Partners VI
                                                                         Page 12
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                               DUNCAN O. DOUGLAS
                   NICHOLSON-DOUGLAS REALTY CONSULTANTS, INC.
                                   PRINCIPAL


EXPERIENCE     Principal of Nicholson-Douglas Realty Consultants, Inc., a
               Milwaukee-based real estate appraisal and consulting firm dedicated to providing reliable and well documented valuations, feasibility and market studies, and other real estate consulting services in a personal and timely manner.

               Mr. Douglas has extensive experience with a variety of property types including office buildings, regional malls, shopping centers, apartment complexes, hotels, self storage facilities, business/industrial parks, developmental land, restaurants, and industrial facilities. He is responsible for a variety of client services including client-specific research projects, real estate valuation and consulting, expert testimony, feasibility and marketability studies.

               Prior to the establishment of Nicholson-Douglas Realty Consultants, Inc., Mr. Douglas was the Director of Research for the Real Estate Advisory Group, a Senior Appraiser for American Appraisal Associates, Inc., a Senior Commercial Appraiser for Comerica Bank, Detroit, and had spent several years appraising real estate in Southern Ontario.

               Mr. Douglas has appraised properties for purchase price allocation, income and estate tax settlement, year-end financial reporting, litigation, and financing purposes. Property interests he has appraised include fee simple, leased fee, leasehold, partial and partnership interests, as well as valuing participating mortgages.

               He is an expert in the conception, development, and maintenance of databases tailored to the investment real estate field. He designs and implements report format, report presentation, and computer modeling techniques for appraising investment real estate. He was instrumental in developing and refining demand side analysis, a technique for forecasting growth in commercial real estate market segments.

               Local, regional and national clients include the pension funds, banks, hospitality concerns, legal and accounting firms, as well as government agencies.

                                                                  PS Partners VI
                                                                         Page 13
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DUNCAN O. DOUGLAS
PROFESSIONAL QUALIFICATIONS, CONTINUED

ACADEMIC       Fanshawe College
BACKGROUND          Associate - Real Estate/Urban Affairs

PROFESSIONAL
AFFILIATIONS   Associate Member of Appraisal Institute - M87-2712
               Course work Includes:  1A1 Real Estate Appraisal Principals
                                      1A2 Basic Valuation Procedures
                                      SPP Standards of Professional Practice
                                      Capitalization Theory & Techniques Part A
                                      Capitalization Theory & Techniques Part B
                                      Case Studies in Real Estate Valuation
                                      Report Writing and Valuation Analysis
                                      The Appraisers Legal Liabilities
                                      Appraising Troubled Properties
                                      FIRREA: Overview and Practical
                                      Applications
                                      Environmental Risk and the Real Estate
                                      Appraisal Process
                                      Understanding Limited Appraisals and
                                      Appraisal Reporting Options-General


               State Certifications
                    Wisconsin Certified General Appraiser (#175)
                    Michigan Certified Appraiser (#1201003105)
                    Georgia Certified General Real Property Appraiser (#005334)

               National Council of Real Estate Investment Fiduciaries (NCREIF)
                    Research Committee

                                                                  PS Partners VI
                                                                         Page 14
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                                ANN M. DONOHOO
                  NICHOLSON-DOUGLAS REALTY CONSULTANTS, INC.



EXPERIENCE     Staff appraiser with Nicholson-Douglas Realty Consultants, Inc., a Milwaukee-based real estate appraisal and consulting firm dedicated to providing reliable and well documented valuations, feasibility and market studies, and other real estate consulting services in a personal and timely manner.


ACADEMIC       University of Wisconsin - Madison
BACKGROUND          Bachelor of Business Administration -Real Estate and Urban
                    Land Economics

                    Bachelor of Business Administration -Human Resource
                    Management

                                                                  PS Partners VI
                                                                         Page 15
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                          GENERAL SERVICE CONDITIONS



The service(s) provided by Nicholson-Douglas Realty Consultants, Inc. have been performed in accordance with professional appraisal standards. Our compensation was not contingent in any way upon our conclusions of value. We have assumed, without independent verification, the accuracy of all data provided to us. We have acted as an independent contractor and, although it is not our normal practice, we reserved the right to use subcontractors. All files, work papers, or documents developed by us during the course of the engagement are our property. We will retain this data for at least seven years.

Our report is to be used only for the purpose stated herein; any use or reliance for any other purpose, by you or third parties, is invalid. You may show our report in its entirety to those third parties who need to review the information contained herein. Except as specifically presented in the letter of transmittal, no reference to our name or our report, in whole or in part, in any document you prepare and/or distribute to third parties may be made without our prior written consent.

You agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses, or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement. You will not be liable for our negligence. Your obligation for indemnification and reimbursement shall extend to any controlling person of Nicholson-Douglas Realty Consultants, Inc., or any subcontractor, affiliate, or agent.

We reserve the right to include your company/firm name in our client list, but we will maintain the confidentiality of all conversations, documents provided to us, and the contents of our reports, subject to legal or administrative process or proceedings. These conditions can only be modified by written documents executed by both parties.